UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

COLLEXIS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-0987069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1201 Main Street, Suite 980 Columbia, South Carolina	29201
(Address of Principal Executive Offices)	(Zip Code)

Options Granted to Certain Individuals and Entities Listed on Schedule A
Pursuant to Individual Stock Option Agreements
(Full title of the plan)

William D. Kirkland, Chief Executive Officer
1201 Main Street, Suite 980
Columbia, South Carolina 29201
(Name and address of agent for service)

(803) 727-1113
(Telephone number, including area code, of agent for service)
________________________________
Copies Requested to:

Charles D. Vaughn, Esq.
Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street, N.W., Suite 1700
Atlanta, Georgia 30363
Telephone: (404) 322-6189
Fax: (404) 322-6085
________________________________

Title of securities to be registered	Amount to be Registered (1) (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (3)	Amount of registration fee(3)
Common Stock	18,577,723	$0.75	$7,354,066.90	$225.77

(1)	Represents the aggregate number of shares of common stock issuable under presently outstanding individual stock option agreements.

(2)
This registration statement shall also cover any additional shares of Common Stock that become issuable under the referenced options by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration.

(3)
Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. The computation is based on the weighted average exercise price of $0.40 per share (rounded to the nearest cent) at which the referenced options may be exercised, which will result in the issuance of the shares being registered.

SCHEDULE A

Stock Option Agreements between Collexis Holdings, Inc. and the Following Individuals/Entities, as Such Agreements May Hereafter Be Amended:

Name	Form of Agreement Exhibit No.:

Adriannsen, Edwin A.M.J.	Exhibits 4.3 & 4.4
Ashworth, Susan A.	Exhibits 4.3 & 4.4
Auerbach, Mark	Exhibit 4.8
Bisschops, Anja B.C.	Exhibits 4.3 & 4.4
Blake, David	Exhibit 4.9
Brink, R.M.A.	Exhibits 4.3 & 4.4
Camp, John	Exhibit 4.9
Carlucci, Frank	Exhibit 4.8
Crawford, Allan	Exhibits 4.6 & 4.11
De Lugt, Yuri P.	Exhibits 4.3 & 4.4
Diwersy, Mario	Exhibit 4.10
Doornebal, M.	Exhibit 4.7
Dullaart Administraties B.V.	Exhibits 4.3 & 4.4
Gerdes, Joost	Exhibits 4.3 & 4.4
Germain, Mark	Exhibit 4.9
Global BioAlliance Consulting, LLC	Exhibit 4.9
Golubock, Martha	Exhibits 4.6 & 4.11
Guertin, Mark	Exhibits 4.6 & 4.11
Gunter, Darrell	Exhibit 4.7
Herzog, Christian	Exhibit 4.10
Kent, Michael	Exhibit 4.9
Kesteloo, G.P.	Exhibits 4.3 & 4.4
Kirkland, William D.	Exhibits 4.5 & 4.11
Knippenburg - Van Mourik, Wilma G.	Exhibits 4.3 & 4.4
Lagerweij, J.	Exhibits 4.3 & 4.4
Leicht, Stephen A.	Exhibits 4.5 & 4.11
Lieberman, Jon	Exhibits 4.6 & 4.11
Macomber, John	Exhibit 4.8
Meyerhoff, Scott R.	Exhibit 4.12
Miller, William R.	Exhibit 4.9
Nash, Stephen C.	Exhibits 4.5 & 4.11
Newsom, Steven M.	Exhibits 4.6 & 4.11
Oldenkamp, C.	Exhibits 4.3 & 4.4
Reck, Ron	Exhibits 4.6 & 4.11
Regazzi, John	Exhibit 4.8
Scheuer, C.	Exhibit 4.7
Schijvenaars, Robert J.A.	Exhibits 4.3 & 4.4
Schmidt, Martin	Exhibit 4.10
Severens, M.E.M.	Exhibits 4.3 & 4.4
Sorensen, Aaron	Exhibit 4.7
Van Den Ouweland, J.A.M.	Exhibits 4.3 & 4.4
Van Der Wees, A.	Exhibits 4.3 & 4.4
Van Halder, Emmie	Exhibits 4.9 & 4.12
Van Huijsduijnen, M.J. Hooft	Exhibits 4.3 & 4.4
Van Kempen, L.	Exhibits 4.3 & 4.4
Van Mourik, Matthias	Exhibits 4.3 & 4.4

Name	Form of Agreement Exhibit No.:

Van Praag Informatisering B.V.	Exhibits 4.3 & 4.4
VDB Pacific B.V.	Exhibits 4.3 & 4.4
Vergragt, E.W.	Exhibits 4.3 & 4.4
Verlinde, R.	Exhibits 4.3 & 4.4

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*Documents containing the information required by Part I of this Registration Statement will be sent or given to holders of the individual stock option agreements in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933. In accordance with the Note to Part I of Form S-8, those documents are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents we have filed with the SEC are incorporated by reference into this registration statement, and all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be incorporated by reference in this registration statement and shall be a part of this registration statement from the date of filing of the documents:

(a)	our Transition Report on Form 10-KSB and 10-KSB/A for the six months ended June 30, 2007;

(b)	our Quarterly Report and Amended Quarterly Report for the period ended March 31, 2007, and our Quarterly Report for the period ended September 30, 2007;

(c)
our Current Reports on Form 8-K and Form 8-K/A filed on each of the following dates: September 24, 2007, September 28, 2007, October 16, 2007, October 24, 2007, October 25, 2007, and October 30, 2007; and

(d)	the description of our common stock contained in our registration statement on Form 8-A filed on May 23, 2007.

Item 4.	Description of Securities.

N/A

Item 5.	Interests of Named Experts and Counsel.

N/A

Item 6.	Indemnification of Directors and Officers.

Our articles of incorporation provide that the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes (“NRS”), as so amended from time to time. Our articles also provide that if the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of our directors and officers will be eliminated or limited to the fullest extent permitted by the NRS.

Section 78.138(7) of the NRS provides, with limited exceptions, that a director or officer is not individually liable to the company, its shareholders or its creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, or (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Our bylaws provide that we shall indemnify our directors and officers to the fullest extent not prohibited by the NRS; provided, however, that we may modify the extent of such indemnification by individual contracts with our officers and directors. We shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our board of directors, (iii) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the Nevada General Corporation Law, or (iv) such indemnification is required to be made under our bylaws.

In addition, our bylaws provide that all rights to indemnification and advances to directors and officers under our bylaws shall be deemed to be contractual rights and are effective to the same extent as if we entered into a contract between with the director or officer. The rights conferred upon any person by our bylaws shall not be exclusive of any other right that such person may have or thereafter acquire under any statute, provision of our articles of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. We are specifically authorized in our bylaws to enter into individual contracts with any or all of our directors, officers, employees or agents regarding indemnification and advances, to the fullest extent not prohibited by the NRS.

Our bylaws further provide that the rights conferred on any person under our bylaws will continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of his or her heirs, executors and administrators. To the fullest extent permitted by the NRS, we may, upon approval by the board of directors, purchase insurance on behalf of any person required or permitted to be indemnified under our bylaws. Any repeal or modification to our bylaws shall only be prospective and shall not affect the rights under our bylaws in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against our agent.

Section 78.7502 of the NRS permits Collexis to indemnify its directors and officers as follows:

1.   A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)    Is not liable pursuant to NRS 78.138; or

(b)    Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.   A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)    Is not liable pursuant to NRS 78.138; or

(b)    Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.    To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

In addition, Section 78.751 of the NRS permits Collexis to indemnify its directors and officers as follows:

1.    Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)    By the stockholders;

(b)    By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)    If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)    If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.    The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.    The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)    Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)    Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Item 7.	Exemption from Registration Claimed.

N/A

Item 8.	Exhibits.

The following exhibits are filed with this registration statement.

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation (1)

4.2	Bylaws (1)

4.3	Form of Nonqualified Stock Option Agreement Used by Selected European Employees.

Exhibit Number	Description of Exhibit

4.4	Form of Supplement Agreement Used by Selected European Employees.

4.5	Form 1 of Nonqualified Stock Option Agreement Used by Selected U.S. Employees (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed on February 14, 2007).

4.6	Form 2 of Nonqualified Stock Option Agreement Used by Selected U.S. Employees.

4.7	Form 3 of Nonqualified Stock Option Agreement Used by Selected U.S. Employees.

4.8	Form of Nonqualified Stock Option Agreement Used by Certain Directors (incorporated by reference to Exhibit 10.9 to our Transition Report on Form 10-KSB filed on October 16, 2007).

4.9	Form of Nonqualified Stock Option Agreement Used by Certain Consultants and Directors.

4.10	Form of Nonqualified Stock Option Agreement Used by Selected Employees.

4.11	Form of Supplement Agreement Used by Selected U.S. Employees.

4.12	Form 2 of Nonqualified Stock Option Agreement Used by Certain Consultants.

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Consent of Bernstein & Pinchuk LLP.

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (contained in the opinion filed as Exhibit 5.1).

24	Power of Attorney (contained on the signature pages of this registration statement).

(1)	Incorporated by reference to exhibits to our Current Report on Form 8-K filed on February 7, 2006.

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes to:

(a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution;

provided, however, that the registrant need not give statements in paragraphs (a)(i) and (a)(ii) if the registration statement is on Form S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the registrant under the Exchange Act.

(b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

       2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, State of South Carolina, on this 27th day of December, 2007.

COLLEXIS HOLDINGS, INC. By: /s/ William D. Kirkland William D. Kirkland Principal Executive Officer Principal Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William D. Kirkland as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ William D. Kirkland William D. Kirkland	Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and Director	December 27, 2007

/s/ Mark Auerbach Mark Auerbach	Director	December 6, 2007

/s/ Frank C. Carlucci Frank C. Carlucci	Director	December 17, 2007

/s/ Mark S. Germain Mark S. Germain	Director	December 26, 2007

/s/ John D. Macomber John D. Macomber	Director	December 7, 2007

/s/ John J. Regazzi John J. Regazzi	Director	December 7, 2007

/s/ Peter Van Praag Peter Van Praag	Director	December 11, 2007

Exhibit Index

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation (1)

4.2	Bylaws (1)

4.3	Form of Nonqualified Stock Option Agreement Used by Selected European Employees.

4.4	Form of Supplement Agreement Used by Selected European Employees.

4.5	Form 1 of Nonqualified Stock Option Agreement Used by Selected U.S. Employees (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed on February 14, 2007).

4.6	Form 2 of Nonqualified Stock Option Agreement Used by Selected U.S. Employees.

4.7	Form 3 of Nonqualified Stock Option Agreement Used by Selected U.S. Employees.

4.8	Form of Nonqualified Stock Option Agreement Used by Certain Directors (incorporated by reference to Exhibit 10.9 to our Transition Report on Form 10-KSB filed on October 16, 2007).

4.9	Form of Nonqualified Stock Option Agreement Used by Certain Consultants and Directors.

4.10	Form of Nonqualified Stock Option Agreement Used by Selected Employees.

4.11	Form of Supplement Agreement Used by Selected U.S. Employees.

4.12	Form 2 of Nonqualified Stock Option Agreement Used by Certain Consultants.

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Consent of Bernstein & Pinchuk LLP.

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (contained in the opinion filed as Exhibit 5.1).

24	Power of Attorney (contained on the signature pages of this registration statement).

(1)	Incorporated by reference to exhibits to our Current Report on Form 8-K filed on February 7, 2006.